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                                                                     EXHIBIT 4.3




                              ANDA NETWORKS, INC.

                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                                 MARCH 27, 2000

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                                TABLE OF CONTENTS


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1.  Registration Rights......................................................................1
        1.1   Definitions....................................................................1
        1.2   Request for Registration.......................................................3
        1.3   Company Registration...........................................................4
        1.4   Form S-3 Registration..........................................................5
        1.5   Obligations of the Company.....................................................6
        1.6   Information from Holder........................................................7
        1.7   Expenses of Registration.......................................................7
        1.8   Delay of Registration..........................................................8
        1.9   Indemnification................................................................8
        1.10  Reports Under Securities Exchange Act of 1934.................................10
        1.11  Assignment of Registration Rights.............................................11
        1.12  "Market Stand-Off" Agreement..................................................11
        1.13  Termination of Registration Rights............................................12
        1.14  Limitations on Subsequent Registration Rights.................................12

2.  Covenants of the Company................................................................12
        2.1   Delivery of Financial Statements..............................................12
        2.2   Inspection....................................................................13
        2.3   Termination of Information and Inspection Covenants...........................13
        2.4   Right of First Offer..........................................................13
        2.5   Right to Participate in Initial Public Offering...............................15
        2.6   Board of Directors............................................................16
        2.7   Proprietary Agreements........................................................16
        2.8   Directors' Liability and Indemnification......................................17
        2.9   Employees.....................................................................17
        2.10  Stock Vesting.................................................................17
        2.11  Termination of Certain Covenants..............................................17

3.  Miscellaneous...........................................................................17
        3.1   Successors and Assigns........................................................17
        3.2   Governing Law.................................................................17
        3.3   Counterparts..................................................................18
        3.4   Titles and Subtitles..........................................................18
        3.5   Notices.......................................................................18
        3.6   Expenses......................................................................18
        3.7   Entire Agreement: Amendments and Waivers......................................18
        3.8   Severability..................................................................19
        3.9   Aggregation of Stock..........................................................19
        3.10  Additional Parties............................................................19
        3.11  Prior Agreement...............................................................19
        3.12  Agreement to Vote on Certain Change of Control Transactions...................19

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
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        3.13  Exculpation; Rights of Investors..............................................20

Schedule A     Schedule of Investors
Schedule B     Holders of Common Stock

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                           INVESTORS' RIGHTS AGREEMENT



               THIS AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT is made as of March 27, 2000, by and among Anda Networks, Inc., a Delaware corporation (the "Company"), the investors listed on Schedule A hereto, each of which is herein referred to individually as an "Investor" and collectively as the "Investors," and the holders of Common Stock listed on Schedule B hereto, each of which is herein referred to individually as a "Common Holder" and collectively as the "Common Holders."

                                    RECITALS

               WHEREAS, certain of the Investors (the "Existing Investors") and certain of the Common Holders possess certain registration rights, information rights and other rights pursuant to that certain Investors' Rights Agreement dated as of March 25, 1999 (the "Prior Agreement");

               WHEREAS, certain of the Investors (the "Series D Investors") are parties to the Series D Preferred Stock Purchase Agreement of even date herewith (the "Series D Agreement") among the Company and the investors listed on the Schedule of Investors attached thereto, pursuant to which the Series D Investors are purchasing shares of Series D Preferred Stock of the Company;

               WHEREAS, in order to induce the Company to enter into the Series D Agreement and to induce the Series D Investors to invest funds in the Company pursuant to the Series D Agreement, the Existing Investors and the Common Holders agree unconditionally to waive their rights under the Prior Agreement, and the Investors, the Common Holders and the Company hereby agree that this Agreement shall govern the rights of the Investors and the Common Holders to cause the Company to register shares of Common Stock issued or issuable to such persons, and certain other matters as set forth herein;

               WHEREAS, the Company has agreed to make certain of the Common Holders and Investors parties to this Agreement; and

               WHEREAS, the Series D Investors and the Company have agreed, pursuant to the Series D Agreement, to enter into this Agreement;

               NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

               1. Registration Rights. The Company covenants and agrees as follows:

                      1.1 Definitions.  For purposes of this Section 1:

                             (a) The term "Act" means the Securities Act of
1933, as amended.

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                             (b) The term "Form S-3" means such form under the
Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                             (c) The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof; provided, however, that the Common Holders shall not be deemed to be Holders for purposes of Section 1.2, 1.4 and 3.7.

                             (d) The term "Initial Offering" means the Company's
first firm commitment underwritten public offering of its Common Stock under the Act.

                             (e) The term "1934 Act" means the Securities
Exchange Act of 1934, as amended.

                             (f) The term "register," "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                             (g) The term "Registrable Securities" means (i) the
Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock,
(ii) the shares of Common Stock issued to the Common Holders as of the date hereof; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Section 1.2, 1.4 and 3.7, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

                             (h) The number of shares of "Registrable
Securities" outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

                             (i) The term "SEC" shall mean the Securities and
Exchange Commission.

                             (j) The term "Series C Investors" shall mean those
investors who purchased shares of the Company's Series C Preferred Stock pursuant to that certain Series C Preferred Stock Purchase Agreement among the Company and the investors listed on Schedule A thereto, dated March 25, 1999.



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                      1.2    Request for Registration.

                             (a) Subject to the conditions of this Section 1.2,
if the Company shall receive at any time after the earlier of (i) September 27, 2002 or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of at least a majority of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Act covering the registration of at least fifty percent (50%) of the Registrable Securities or a lesser percent if the anticipated aggregate offering price (net of underwriting discounts and commissions) would be at least $7,500,000, then the Company shall, within twenty
(20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company's notice pursuant to this Section 1.2(a).

                             (b) If the Initiating Holders intend to distribute
the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                             (c) The Company shall not be required to effect a
registration pursuant to this Section 1.2:

                                    (i) in any particular jurisdiction in which
the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and may be required under the Act; or

                                    (ii) after the Company has effected two (2)
registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or



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                                    (iii) during the period starting with the
date sixty (60) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                                    (iv) if the Initiating Holders propose to
dispose of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 1.4 hereof; or

                                    (v) if the Company shall furnish to Holders
requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company's President stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

                      1.3    Company Registration.

                             (a) If (but without any obligation to do so) the
Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of
Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                             (b) Right to Terminate Registration. The Company
shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

                             (c) Underwriting Requirements. In connection with
any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' securities in such



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underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners, and retired partners, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

                      1.4 Form S-3 Registration. In case the Company shall receive from the Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

                             (a) promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                             (b) use all reasonable efforts to effect, as soon
as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

                                    (i) if Form S-3 is not available for such
offering by the Holders;



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                                    (ii) if the Holders, together with the
holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000;

                                    (iii) if the Company shall furnish to the
Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4, provided, however, that the Company shall not utilize this right more than once in any twelve month period;

                                    (iv) if the Company has, within the twelve
(12)-month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

                                    (v) in any particular jurisdiction in which
the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                             (c) Subject to the foregoing, the Company shall
file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

                      1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                             (a) prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred fifty (150) consecutive days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

                             (b) prepare and file with the SEC such amendments
and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

                             (c) furnish to the Holders such numbers of copies
of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act,



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and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                             (d) use all reasonable efforts to register and
qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                             (e) in the event of any underwritten public
offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

                             (f) notify each Holder of Registrable Securities
covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                             (g) cause all such Registrable Securities
registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

                             (h) provide a transfer agent and registrar for all
Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                      1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this
Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                      1.7 Expenses of Registration. All expenses (other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4), including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), unless, in the case of a registration requested under Section 1.2 or



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Section 1.4, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section
1.2 or 1.4.

                      1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                      1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                             (a) To the extent permitted by law, the Company
will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering (the "Shares"), if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or



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

supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                             (b) To the extent permitted by law, each selling
Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b), any legal or other expenses reasonably incurred by in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld) provided, that, in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.

                             (c) Promptly after receipt by an indemnified party
under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel (and one local counsel, to the extent necessary), with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.



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                             (d) If the indemnification provided for in this
Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, in the event the indemnifying party is a Holder, the indemnity obligation of such Holder pursuant to this subsection (c) shall not exceed the net proceeds from the offering received by such Holder.

                             (e) The obligations of the Company and Holders
under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                      1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                             (a) make and keep public information available, as
those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

                             (b) file with the SEC in a timely manner all
reports and other documents required of the Company under the Act and the 1934 Act; and

                             (c) furnish to any Holder, so long as the Holder
owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                      1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (i) a partner, former partner, member, former member, shareholder or affiliate of the transferring Holder, or (ii) to any entity under common investment management or control with the transferring Holder, or (iii) to a transferee or assignee of such securities that after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations and as such number may be determined pursuant to Section 3.9 below), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1.12 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

                      1.12 "Market Stand-Off" Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the representatives of the underwriters, during the period commencing on the date of the final prospectus relating to the Company's initial public offering and ending on the date specified by the Company and the representatives of the underwriters (such period not to exceed one hundred eighty (l80) days) (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section
1.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, securities purchased in the initial public offering or securities purchased in open market transactions. The underwriters in connection with the Company's initial public offering are intended third party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Notwithstanding the foregoing, no Holder shall be bound by this Section 1.12 unless all entities owning three percent (3%) or more of the then outstanding common stock of the Company (assuming full conversion of all outstanding equity securities of the Company convertible into such common stock) are bound by this
Section 1.12 or are otherwise contractually restricted from undertaking any action restricted by this Section 1.12.

               In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                      1.13 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after four (4) years following the consummation of the Initial Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

                      1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section
1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

               2.     Covenants of the Company.

                      2.1 Delivery of Financial Statements. The Company shall deliver to each Investor:

                             (a) as soon as practicable, but in any event within
ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                             (b) so long as such Investor holds at least 250,000
shares of Preferred Stock (either in the form of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or Common Stock issued upon conversion thereof, and as adjusted for subsequent stock splits, recontributions or reclassifications), as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet for and as of the end of such fiscal quarter, in reasonable detail;

                             (c) so long as such Investor holds at least 250,000
shares of Preferred Stock (either in the form of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or Common Stock issued upon conversion thereof, and as adjusted for subsequent stock splits, recontributions or reclassifications), as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and statements of cash flows for such months; and

                             (d) so long as such Investor holds at least 250,000
shares of Preferred Stock (either in the form of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or Common Stock issued upon conversion thereof, and as adjusted for subsequent stock splits, recontributions or reclassifications), such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request; provided, however, that the Company shall not be obligated under this subsection (d) or any other subsection of Section 2.1 or Section 2.2 to provide information or inspection rights which it deems in good faith to be a trade secret or similar confidential information.

                      2.2 Inspection. So long as such Investor holds at least 250,000 shares of Preferred Stock (either in the form of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or Common Stock issued upon conversion thereof, and as adjusted for subsequent stock splits, recontributions or reclassifications), the Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

                      2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

                      2.4 Right of First Offer. Subject to the terms and conditions specified in this paragraph 2.4, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, a Major Investor shall mean any Investor or transferee that holds at least 250,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (or the Common Stock issued upon conversion thereof) (as adjusted for stock splits, stock dividends, combinations and other recapitalizations). For purposes of this Section 2.4, Investor includes any general partners and affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, former partners and affiliates in such proportions as it deems appropriate.

               Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions.

                             (a) The Company shall deliver a notice in
accordance with Section 3.5 ("Notice") to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

                             (b) By written notification received by the
Company, within twenty (20) calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion, exercise and exchange of all outstanding convertible, exercisable and exchangeable securities of the Company). The Company shall promptly, in writing, inform each of Venrock Associates, Crimson Investments, Ltd., InveStar Burgeon Venture Capital, Inc., Highland Capital Partners L.P., Bowman Capital Management, LLC, Amerindo Technology Growth Fund II, Inc., Franklin Templeton and Van Wagoner Capital Management (and the funds affiliated with the foregoing entities) that elects to purchase all the shares available to it (each such entity, together with its affiliated funds and other entities, a "Fully-Exercising Investor"), of any other Major Investor's failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to fifty percent (50%) of the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

                             (c) If all Shares that Investors are entitled to
obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

                             (d) The right of first offer in this paragraph 2.4
shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services; (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act in which all shares of the Company's outstanding Preferred Stock have been or are converted into shares of the Company's Common Stock, (iii) the issuance of securities pursuant to the conversion or exercise of outstanding convertible or exercisable securities,
(iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise or (v) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes and such issuance is approved by the Board of Directors including the approval of a majority of the directors elected by the holders of the Company's Preferred Stock.

                      2.5 Right to Participate in Initial Public Offering. In connection with the Initial Offering, the Company shall use its best efforts to allow the Series C Investors to invest up to $10,000,000 (the "Series C Investment Amount"), and each Series D Investor then holding at least 500,000 shares of Series D Preferred Stock to invest, together with all other Series D Investors then holding at least 500,000 shares of Series D Preferred Stock, up to an aggregate of $5,000,000 (the "Series D Investment Amount," together with the Series C Investment Amount, the "Total Investment Amount") in the Company's Initial Offering at a price equal to the gross price per share negotiated by the Company with the underwriters as reflected on the final prospectus so long as such investment will not, in the opinion of the Company's Board of Directors, adversely affect the Initial Offering, in accordance with the following provisions:

                             (a) Notwithstanding the foregoing, the
participation of the Series C Investors and the eligible Series D Investors in the Initial Offering shall be subject to the approval of the lead underwriter (the "Lead Underwriter") in the Company's Initial Offering and shall be subject to such terms and conditions as the Lead Underwriter shall require, including appropriate lock-up provisions. The Total Investment Amount may be partially or completely reduced to the extent deemed necessary to the success of the Initial Offering by the Lead Underwriter in its opinion. Any such reduction in the Total Investment Amount shall be allocated proportionately between the Series C Investment Amount and the Series D Investment Amount based on the proportion that each of the Series C Investment Amount or Series D Investment Amount, whichever the case may be, bears to the Total Investment Amount.

                             (b) The rights set forth in this Section 2.5 shall
only be applicable to the Initial Offering.

                             (c) The participating Series C Investors and the
Series D Investors shall comply with all requirements and procedures required by the Lead Underwriter of purchasers participating in a directed share program, if any, or of purchasers in the Initial Offering generally. Furthermore, the participating Series C Investors and the Series D Investors agree to furnish upon request to the Company and Lead Underwriter such further information, to execute and deliver to the Company and Lead Underwriter such other documents, and to do such other acts and things, all as the Company and Lead Underwriter may request for the purpose of carrying out the intent of this section.

                             (d) The participating Series C Investment Amount
and the Series D Investment Amount shall each be allocated ratably among the Series C Investors and the Series D Investors, whichever the case may be, based on the number of shares of Common Stock issuable or issued upon conversion of shares of Series C Preferred Stock and Series D Preferred Stock then held by each such Series C Investor or Series D Investor.

                      2.6    Board of Directors.

                             (a) With respect to the member of the Company's
Board of Directors that the Restated Certificate of Incorporation provides is to be elected by the holders of Common Stock (the "Common Board Member"), the Common Holders and the Investors hereby agree to vote all of their shares of Common Stock now owned or hereafter acquired so that the Common Board Member elected is the Company's Chief Executive Officer (or, if there is no Chief Executive Officer, the President).

                             (b) So long as entities affiliated with Highland
Capital Partners ("HCP") own not less than a majority of the shares of Series C Preferred Stock HCP purchased under the Series C Agreement, with respect to the member of the Company's Board of Directors that the Restated Certificate of Incorporation provides is to be elected by the holders of Series C Preferred Stock voting together as a single class (the "Series C Board Member"), the Investors hereby agree to vote all of their shares of Series C Preferred Stock now owned or hereafter acquired so that the Series C Board Member elected is a designee of HCP.

                             (c) Should the provisions of this Section 2.5 be
construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Section 2.5 by any party, that this
Section 2.5 shall be specifically enforceable, and that any breach or threatened breach of this Section 2.5 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

                      2.7 Proprietary Agreements. The Company shall use commercially reasonable efforts to ensure that each officer, employee and consultant of the Company executes the Company's standard form of non-disclosure and proprietary information agreements prior to disclosing any proprietary information to any such officer, employee and consultant. The Company will use reasonable efforts to prevent any employee from violating the confidentiality and proprietary information agreement entered into between the Company and each of its officers, employees and consultants.

                      2.8 Directors' Liability and Indemnification. The Company's Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

                      2.9 Employees. The Company shall use reasonable efforts to ensure that the Company's employees, during the term of their employment with the Company, do not engage in activities which would result in a conflict of interest with the Company. The Company's obligations hereunder include, but are not limited to, requiring that the Company's employees devote their primary productive time, ability and attention to the business of the Company, preventing the Company's employees from engaging or participating in any business that is in competition with the business of the Company, and preventing any employee or consultant from violating his, her or its Proprietary Information and Inventions Agreement.

                      2.10 Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the date of issuance, and (b) seventy-five percent (75%) of such stock shall vest monthly over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

                      2.11 Termination of Certain Covenants. The covenants set forth in Sections 2.4 through Section 2.9 shall terminate and be of no further force or effect immediately prior to the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of common stock, registered under the Act in which all shares of the Company's outstanding Preferred Stock have been or are converted into shares of the Company's Common Stock.

               3.     Miscellaneous.

                      3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                      3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

                      3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                      3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon delivery by confirmed facsimile or delivery by nationally recognized overnight courier service or personal delivery to the party to be notified or deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                      3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                      3.7 Entire Agreement: Amendments and Waivers. (a) This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities; provided, however, that in the event that such amendment or waiver adversely affects the obligations and/or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority of the shares of Common Stock held by the Common Holders then employed by the Company, and also provided that in the event that such amendment or waiver adversely affects the obligations and/or rights of the holders of the Series D Preferred Stock in a different manner than the other Investors (it being understood that, without limiting the foregoing, holders of Preferred Stock shall not be affected differently because of proportional differences that arise out of differences in the original issue price for each series of Preferred Stock), such amendment or waiver shall also require the written consent of the holders of a majority of the shares of Series D Preferred Stock (or shares of Common Stock issued upon conversion thereof) then outstanding (calculated on an as-converted basis). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities each future holder of all such Registrable Securities, and the Company.

(b) In addition to the provisions of paragraph 3.7(a) above, and without limiting the foregoing, (i) Section 1.12 of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Series D Preferred Stock (or shares of

Common Stock issued upon conversion thereof) then outstanding, (ii) Section 2.4 of this Agreement may be amended or waived only with the written consent of the Company and a majority of the following Investors: Venrock Associates (and its affiliated funds and other affiliated entities), Crimson Investments, Ltd. (and its affiliated funds and other affiliated entities), InveStar Burgeon Venture Capital, Inc. (and its affiliated funds and other affiliated entities), Highland Capital Partners L.P. (and its affiliated funds and other affiliated entities), Bowman Capital Management, LLC (and its affiliated funds and other affiliated entities), Amerindo Technology Growth Fund II, Inc. (and its affiliated funds and other affiliated entities), Franklin Templeton (and its affiliated funds and other affiliated entities) and Van Wagoner Capital Management (and its affiliated funds and other affiliated entities); provided that for purposes of this Section 3.7(b)(ii) each of the foregoing entities together with its affiliated funds and other affiliated entities shall be counted as a single Investor; (iii) the rights granted to the Series C Investors pursuant to Section
2.5 of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Series C Preferred Stock (or shares of Common Stock issued upon conversion thereof), and (iv) the rights granted to the Series D Investors pursuant to Section 2.5 of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Series D Preferred Stock (or shares of Common Stock issued upon conversion thereof) then held by all Series D Investors.

                      3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                      3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by partners of a Holder, former partners of a Holder, entities or persons affiliated with a Holder shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. Entities under common investment management and control with a Holder shall, for purposes hereunder, be considered affiliated entities.

                      3.10 Additional Parties. In the event of a subsequent closing with an investor as provided for in Section 1.3 of the Series D Agreement, such investor shall become a party to this Agreement as an "Investor" upon receipt from such investor of a fully executed signature page hereto.

                      3.11 Prior Agreement. The Prior Agreement is hereby superseded in its entirety and shall be of no further force or effect.

                      3.12 Agreement to Vote on Certain Change of Control Transactions. PairGain Technologies, Inc. ("PairGain") shall take such action as may be required so that all securities of the Company entitled to vote with respect to the election of any directors of the Company (the "Voting Securities") beneficially owned by PairGain and/or any affiliated entity are voted on all Corporate Transactions (as defined below) in not less than the same proportion as the votes cast by the other holders of Voting Securities of the Company with respect to such matters. For purposes of this Section 3.12, Corporate Transaction shall mean the acquisition of the Company by another entity by means of any transaction or series of related transactions that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or a sale of all or substantially all of the assets of the Company. PairGain and its affiliated entities, as holders of shares of Voting Securities, shall be present, in person or by proxy, at all meetings of stockholders of the Company so that all shares of Voting Securities beneficially owned by PairGain and/or its affiliated entities may be counted for the purposes of determining the presence of a quorum at such meetings. Neither PairGain nor any affiliated entity shall deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities. Any provision of this Section 3.12 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and PairGain.

                      3.13 Exculpation; Rights of Investors. Subject to any limitations or agreements set forth elsewhere, the Investors shall have the right to exercise or refrain from exercising any rights that such holder may have by reason of this Agreement, the Series D Agreement, the Co-Sale Agreement or the Company's Restated Certificate of Incorporation (including without limitation, the right to consent to the waiver of any obligation of the Company under this Agreement, the Series D Agreement, the Co-Sale Agreement or the Company's Restated Certificate of Incorporation and to enter into an agreement with the Company for the purpose of amending or supplementing, in accordance with their respective terms, this Agreement, the Series D Agreement, the Co-Sale Agreement or the Company's Restated Certificate of Incorporation), and neither any such holder nor any of its controlling persons, officers, directors, partners, agents or employees shall incur any liability to any other holder as a result of such holder's exercising or refraining from exercising any such right. Each Investor acknowledges to each other Investor that it is not relying on any person, firm, partnership, corporation or other entity other than the Company, its officers and directors in making its decision to invest in the Company.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        COMPANY:

                                        ANDA NETWORKS, INC.


                                        By:
                                           -------------------------------------
                                           Charles Kenmore,
                                           President and Chief Executive Officer

                             Address:   2921 Copper Road
                                        Santa Clara, California 95051

                                         INVESTOR:


                           Investor Name:
                                         ---------------------------------------


                                         By:
                                            ------------------------------------

                                         Name:
                                              ----------------------------------


                           Address:
                                         ---------------------------------------

                                         ---------------------------------------

                           Telephone:
                                         ---------------------------------------

                           Facsimile:
                                         ---------------------------------------



                     SIGNATURE PAGE TO ANDA NETWORKS, INC.
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                                   SCHEDULE A

                              SCHEDULE OF INVESTORS


INVESTORS

Acorn Venture Partners

Charles H. Caddell

Chens, LLC

George K. Chen

Tony Chern

Crimson Investments Ltd.

Crimson Asia Capital Ltd., L.P.

Louis A. deAntonio

Forefront Venture Partners L.P.

Michael J. Garland

Highland Capital Partners IV, L.P.

Highland Entrepreneurs' Fund IV, L.P.

InveStar Excelsus Venture Capital (Int'l) Inc., LDC

InveStar Burgeon Venture Capital, Inc

InveStar Datspring Venture Capital, Inc

Rueiming Jamp

PairGain Technologies, Inc.

Mark Gottfried Reichenbach

Lawrence P. Skahan

Venrock Associates

Venrock Associates II, L.P.

Spinnaker Crossover Institutional Fund, LP

Spinnaker Crossover Fund, LP

Spinnaker Clipper Fund, LP

Amerindo Technology Growth Fund II, Inc.

Pivotal Partners, L.P.

Vertex Capital II LLC

Vertex Capital III LLC

Anthony Ciulla

Marc Weiss

James Stableford

Dan Chapey

Aurora Technology Fund LLC

Van Wagoner Funds

Van Wagoner Crossover Fund, LP

Van Wagoner Capital Partners, LP

Franklin Small Cap Growth Fund

Franklin California Growth Fund

C. Blair Partners, L.P.

C. Blair Partners II, L.P.

C. Blair Fund, LTD.

Essex Private Placement Fund III - A, Limited
Partnership

Essex Private Placement Fund III - B, Limited
Partnership

Ocean Avenue Investors, LLC - Founders Fund

Ocean Avenue Investors, LLC - Redstone Fund

Ocean Avenue Investors, LLC - Anacapa Fund I

Brad Peery Capital Inc.

Brad Peery Capital Ventures, L.P.

Brad Peery Capital, L.P.

Brad Peery Capital International

BayView 2000, LP

Hambrecht & Quist California

Hambrecht & Quist California

H&Q Employee Venture Fund 2000, L.P.

Access Technology Partners, L.P.

Access Technology Partners Brokers Fund, L.P.

Banc of America Securities LLC

Elijah Asset Management

Graham Partners, L.P.

G&H Partners, L.P.

US Bancorp Piper Jaffray ECM Fund I, LLC

Trigon Technology Group

Verina Fund I

Cheryl King

Dennis Young

Stuart R. Davis

Yueh-Mei Lai

Dan A. Potter

Paul Johnson

Paul R. Thompson

Moenes Soryal

Brent L. Hawker

Herman A. Charlton

Calvin Edwards

William J. Fox

John Kinnucan

Roger Weingarth

Jonathan Art

Edward Straube

James Khamish

The Hambrecht 1980 Revocable Trust

Richard Filippini

Tim Savageaux

Tor Braham

William Ray Baumel

George Coon

Scott M. Jacobsen

David L. Bryan

Raymond E. Carey

Paul Ferris

Deborah Weiss

Armitel Co., Inc.

                                   SCHEDULE B

                             HOLDERS OF COMMON STOCK


George K. Chen

Chens, LLC

Tony Chern

Edward Ip

Rueiming Jamp

Charles Kenmore

Mark Gottfried Reichenbach